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                                                                       EXHIBIT 5
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                                 July 1, 1999


Callaway Golf Company
2285 Rutherford Road
Carlsbad, California  92008-8815

       Re: Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

       I have prepared the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (the "Amendment") to be filed by Callaway Golf Company, a Delaware Corporation (the "Company"), with the Securities and Exchange Commission on or about July 1, 1999 in connection with the assumption pursuant to Rule 414 of the Securities Act of 1933, as amended, by the Company of certain Registration Statements on Form S-8 filed by the Company's predecessor, Callaway Golf Company, a California Corporation ("Callaway Golf California"), relating to shares of Common Stock of Callaway Golf California reserved for issuance under certain stock plans (the "Plans") of Callaway Golf California. I understand that the Plans have been assumed by the Company and that in accordance with the terms of the Plans, the Company has reserved shares (the "Shares") of Common Stock of the Company for issuance pursuant to the Plans. As your counsel, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with said issuance and sale of the Shares pursuant to the Plans. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

       In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

       I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

       Subject to the foregoing, upon completion of the proceedings being taken or contemplated by the Company to be taken prior to the issuance and sale of the Shares pursuant to the Plans, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states

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where required, the Shares, when issued and sold in the manner referred to in the Plan and the Registration Statement, will be legally and validly issued, fully-paid and non-assessable.

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       I hereby consent to filing this opinion as an exhibit to the Amendment.

                                   Very truly yours,


                                   /s/ SEEMA L. NENE
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                                   Seema L. Nene, Esq.
                                   Corporate Counsel

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